UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2016

CHESAPEAKE ENERGY CORPORATION
(Exact name of Registrant as specified in its Charter)
Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
6100 North Western Avenue, Oklahoma City, Oklahoma		73118
(Address of principal executive offices)		(Zip Code)
(405) 848-8000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Purchase Agreement
On September 29, 2016, Chesapeake Energy Corporation (the “Company”) and certain subsidiary guarantors named therein (collectively, the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with Goldman, Sachs & Co., as representative of the several initial purchasers named therein (collectively, the “Purchasers”), under which the Company agreed to sell $1.25 billion aggregate principal amount of 5.5% Convertible Senior Notes due 2026 (the “Notes”) in a private placement (the “Private Placement”) conducted pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued at an issue price of 100 percent of par for net proceeds of approximately $1.24 billion, after deducting the initial purchasers’ discount and estimated expenses of the offering. The closing of the issuance of the Notes occurred on October 5, 2016. The Company intends to use the net proceeds from the Private Placement for general corporate purposes, which may include debt repurchases and the repayment of the Company’s revolving credit facility and senior notes with near-term maturities as they become due.
To the extent the Purchasers or their affiliates own any of the Company’s senior notes and the Company repurchases or repays such senior notes using the net proceeds from the Private Placement, they will receive a portion of such net proceeds. Affiliates of certain of the Purchasers are lenders under the Company’s revolving credit facility and, accordingly, may receive a portion of the net proceeds of the Private Placement to the extent any indebtedness thereunder is repaid with a portion of the net proceeds of the Private Placement.
The Purchase Agreement contains customary representations, warranties and agreements of the Company and the Guarantors and customary indemnification rights.
The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this report.
Indenture
The Notes were issued under an Indenture (the “Indenture”) dated as of October 5, 2016 among the Company, the Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).
The Notes will initially be guaranteed on a senior, unsecured basis by all of the Company’s subsidiaries that guarantee its revolving credit facility, secured term loan and senior notes. In the future, the guarantees may be released and terminated under certain circumstances.
The Notes bear interest at a rate of 5.5% per year, payable semi-annually in arrears on each March 15 and September 15 of each year, beginning on March 15, 2017. The Notes mature on September 15, 2026, unless earlier converted, redeemed or repurchased. The Company may not redeem the Notes prior to September 15, 2019. On or after September 15, 2019, the Company may redeem for cash all or part of the Notes, if the last reported sale price per share of the Company’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on and including the trading day immediately preceding the date on which the Company provides the notice of redemption exceeds 130% of the applicable conversion price for the notes on each of such 20 trading days. The redemption price will equal

100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Notes.
Holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding June 15, 2026 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2016 (and only during such calendar quarter), if the last reported sale price (as defined in the Indenture) per share of the Company’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price on each of such 20 trading days; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the applicable conversion rate on each such trading day; (3) upon the occurrence of specified corporate events; or (4) if the Company calls the Notes for redemption until the close of business on the business day immediately preceding the redemption date. On or after June 15, 2026 until the close of business on the business day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election.
The conversion rate will initially equal 116.7134 shares of the Company’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $8.5680 per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, the Company will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances. In no event will the conversion rate per $1,000 principal amount of Notes as a result of this adjustment exceed 163.3986 shares of common stock, subject to adjustment.
If the Company undergoes a fundamental change (as defined in the Indenture), holders may require the Company to repurchase for cash all or any portion of their Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.
The Indenture contains customary events of default. If an event of default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding notes may declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable.  In case of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable.  Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.
If, at any time during the six-month period beginning on, and including, the date that is six months after the date of issuance of the Notes, the Company fails to timely file any document or report that it is required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K), or the Notes are not freely tradable by holders other than affiliates of the Company or holders that were affiliates of the Company at any time during the three months immediately preceding (as a result of restrictions pursuant to U.S. securities laws or the terms of the Indenture or the Notes), the Company will pay additional interest on the Notes. Additional interest will accrue on the Notes at the rate of 0.50% per annum of the principal amount of Notes outstanding for each day during such period for which the Company’s failure to file has occurred and is continuing or the Notes are not otherwise freely tradable by holders other than affiliates of the Company (or holders that have been affiliates of the Company at any time during the three months immediately preceding) without restrictions pursuant to U.S. securities laws or the terms of the Indenture or the Notes.
Further, if, and for so long as, the restrictive legend on the Notes has not been removed, the Notes are assigned a restricted CUSIP or the Notes are not otherwise freely tradable by holders other than affiliates of the Company or holders that were affiliates of the Company at any time during the three months immediately preceding (without restrictions pursuant to U.S. securities laws or the terms of the Indenture or the Notes) as of the 380th day after the date of issuance of the Notes, the Company will pay additional interest on the Notes at a rate equal to 0.50% per annum of the principal amount of Notes outstanding until the restrictive legend has been removed from the Notes, the Notes are assigned an unrestricted CUSIP and the Notes are freely tradable by holders other than affiliates of the Company (or holders that were affiliates of the Company at any time during the three months immediately preceding).
The foregoing description of the Indenture and Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the form of Note, copies of which are filed as Exhibits 4.1 and 4.2 hereto, respectively.
Item 2.03 Creation of a Direct Financial Obligation.
The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.
Item 3.02 Unregistered Sales of Equity Securities.
The information set forth under Item 1.01 of this report is incorporated by reference into this Item 3.02. The Notes and the underlying shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) have not been registered under the Securities Act and the transactions set forth under Item 1.01 of this report have been or will be taken in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof as transactions by an issuer not involving any public offering. Other exemptions may apply.
As of September 30, 2016, and including the agreements disclosed by the Company in its Current Reports on Form 8-K filed on September 29, 2016 and September 30, 2016, the Company entered into privately negotiated purchase and exchange agreements under which the Company has exchanged an aggregate of approximately 110.3 million shares of Common Stock, for: (1) 134,000 shares of 5.00% Cumulative Convertible Preferred Stock (Series 2005B); (2) 606,271 shares of 5.75% Cumulative Convertible Preferred Stock; and (3) 553,007 shares of 5.75% Cumulative Convertible Preferred Stock (Series A) (the “Exchange Transactions”).  The Exchange Transactions closed on October 5, 2016.
The Common Stock issued in the Exchange Transactions was issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof as transactions by an issuer not involving any public offering. Other exemptions may apply.

Item 7.01 Regulation FD Disclosure.
On October 5, 2016, Chesapeake Energy Corporation issued a press release regarding its private offering of 5.5% Convertible Senior Notes due 2016 and issuance of common stock in exchange for outstanding preferred stock. A copy of the press release is filed as Exhibit 99.1 and incorporated by reference in this current report.
The information in the press release is being furnished, not filed, pursuant to Item 7.01. Accordingly, the information will not be incorporated by reference into any document filed by Chesapeake Energy Corporation under the Securities Act of 1933, as amended, except as set forth by specific reference in such filing.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Document Description

4.1	Indenture dated as of October 5, 2016, among Chesapeake Energy Corporation, the subsidiary guarantors named therein and Deutsche Bank Trust Company Americas, as trustee
4.2	Form of 5.5% Convertible Senior Notes due 2026 (included as Exhibit A to Exhibit 4.1)
10.1
Purchase Agreement, dated September 29, 2016, by and among Chesapeake Energy Corporation, the subsidiary guarantors named therein and Goldman, Sachs & Co., as representative of the initial purchasers named therein, relating to the private placement of the 5.5% Convertible Senior Notes due 2026

99.1	Chesapeake Energy Corporation press release dated October 5, 2016

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ JAMES R. WEBB
James R. Webb
Executive Vice President - General Counsel and Corporate Secretary
Date:    October 5, 2016

EXHIBIT INDEX

Exhibit No.	Document Description

4.1	Indenture dated as of October 5, 2016, among Chesapeake Energy Corporation, the subsidiary guarantors named therein and Deutsche Bank Trust Company Americas, as trustee
4.2	Form of 5.5% Convertible Senior Notes due 2026 (included as Exhibit A to Exhibit 4.1)
10.1
Purchase Agreement, dated September 29, 2016, by and among Chesapeake Energy Corporation, the subsidiary guarantors named therein and Goldman, Sachs & Co., as representative of the initial purchasers named therein, relating to the private placement of the 5.5% Convertible Senior Notes due 2026

99.1	Chesapeake Energy Corporation press release dated October 5, 2016